Exhibit 99.47

FORM 51–102F3

MATERIAL CHANGE REPORT

Item 1 Name and Address of Company

West Fraser Timber Co. Ltd.

501-858 Beatty Street

Vancouver, BC

V6B 1C1

Item 2 Date of Material Change

November 19, 2020

Item 3 News Release

West Fraser Timber Co. Ltd. (“West Fraser” or the “Company”) disseminated a joint news release with Norbord Inc. (“Norbord”) in respect of the material change on November 19, 2020 via Canada Newswire. The joint news release was filed on SEDAR on November 19, 2020.

Item 4 Summary of Material Change

On November 18, 2020, West Fraser entered into an arrangement agreement (the “Arrangement Agreement”) with Norbord Inc. (“Norbord”) pursuant to which West Fraser will acquire all of the issued and outstanding common shares of Norbord (“Norbord Shares”) by way of a court-approved plan of arrangement (the “Plan of Arrangement”) under the Canada Business Corporations Act (collectively, the “Transaction”). The Transaction will result in holders of Norbord Shares (“Norbord Shareholders”) receiving 0.675 of a West Fraser common share (“West Fraser Share”) in respect of each Norbord Share held.

Item 5 Full Description of Material Change

5.1 Full Description of Material Change

On November 18, 2020, West Fraser entered into the Arrangement Agreement with Norbord pursuant to which West Fraser agreed to acquire all of the issued and outstanding Norbord Shares. The Transaction will be implemented by way of the Plan of Arrangement and is subject to certain conditions as described in more detail below.

Transaction Terms

Pursuant to the Transaction, Norbord Shareholders will receive 0.675 (the “Exchange Ratio”) of a West Fraser Share for each Norbord Share held, which equates to C$49.35 (US$37.78) per Norbord Share, based on the closing price of West Fraser Shares on November 18, 2020. Upon closing, current West Fraser shareholders will own approximately 56% of the Company, with current Norbord shareholders owning approximately 44%. The total value of the Transaction is approximately C$4.0 billion (US$3.1 billion).

Conditions to Completion

The Transaction will be implemented by way of a Plan of Arrangement under the Canada Business Corporations Act (the “Arrangement”) and will require the approval of 66-2/3% of the votes cast by the holders of Norbord Shares present in person or represented by proxy at a special meeting of Norbord shareholders to be held to consider the proposed Transaction (the “Norbord Meeting”).

The completion of the Transaction will also require approval under the policies of the Toronto Stock Exchange (“TSX”) of a simple majority of the votes cast by the holders of West Fraser Shares and West Fraser’s Class B shares, voting together, present in person or represented by proxy at a special meeting of West Fraser shareholders in respect of the issuance of West Fraser Shares under the Transaction (the “West Fraser Meeting”).

The Transaction is also subject to: (i) the approval of the Ontario Superior Court of Justice, (ii) the conditional approval of the listing of the West Fraser Shares issued to Norbord Shareholders on the TSX, (iii) holders of not more than 5% of the Norbord Shares having validly exercised, and not withdrawn, dissent rights; (iv) the receipt of regulatory approvals, including under the Competition Act (Canada), the Hart-Scott-Rodino Antitrust Improvements Act of 1976 in the United States and German competition laws and (v) other customary closing conditions.

The completion of the Transaction will also be subject to the listing of West Fraser Shares on the New York Stock Exchange (“NYSE”). As a result, U.S. shareholders of Norbord who receive West Fraser Shares upon completion of the Arrangement can expect to trade such shares on the NYSE.

Representations, Warranties and Covenants

The Arrangement Agreement contains customary representations and warranties made by each of West Fraser and Norbord and also contains customary covenants, including, among others, agreements by West Fraser and Norbord to conduct their respective businesses in the ordinary course and consistent with past practice during the period between the execution of the Arrangement Agreement and the effective date of the Transaction and to not engage in certain kinds of transactions or take certain actions during this period unless consented to in writing by the other party. The Arrangement Agreement also provides that if a dividend is declared by Norbord in excess of C$0.60 per quarter or by West Fraser in excess of C$0.30 per quarter during the interim period, the Exchange Ratio will be adjusted in accordance with the provisions of the Arrangement Agreement to account for such dividend. In addition, each party has agreed to use its commercially reasonable efforts to obtain all required regulatory approvals (including competition approvals), subject to the exceptions and limitations outlined in the Arrangement Agreement.

Non-Solicitation and Termination Fee

Each of West Fraser and Norbord have agreed not to solicit, assist, initiate, encourage or knowingly facilitate an Acquisition Proposal (as defined in the Arrangement Agreement) from any third party. Each party and its representatives may respond to certain unsolicited Superior Proposals (as defined in the Arrangement Agreement) subject to certain requirements outlined in the Arrangement Agreement and notification to the other party, who has the right to match any Superior Proposal within a five business day match period. The Arrangement Agreement provides for a reciprocal termination fee of C$110 million that may be payable by either West Fraser or Norbord in certain circumstances.

Voting Support Agreements

Norbord’s principal shareholder, Brookfield Asset Management Inc. and certain of its controlled affiliates (“Brookfield”) have entered into a voting and support agreement (the “Brookfield Support Agreement”), pursuant to which Brookfield has agreed to vote all of its Norbord Shares, representing approximately 43% of the outstanding Norbord Shares, in favour of the Transaction at the Norbord Meeting. Under the Brookfield Support Agreement, Brookfield has also agreed to vote in favour of the recommendations of West Fraser management in connection with ordinary course matters at the 2021 annual general meeting of West Fraser shareholders.

Certain affiliates of members of the Ketcham family have entered into voting and support agreements with Norbord pursuant to which they have agreed to vote a total of 13,013,800 shares of West Fraser, including Class B shares, representing approximately 19% of the outstanding shares of West Fraser, in favour of the Transaction at the West Fraser Meeting.

Each of the directors and named executive officers of Norbord, who together hold or exercise control or direction over approximately 242,197 Norbord Shares, representing approximately 0.3% of the issued and outstanding Norbord Shares, have entered into support agreements with West Fraser pursuant to which they have agreed to vote their Norbord Shares in favour of the Transaction.

Each of the directors and named executive officers of West Fraser, who together hold or exercise control or direction over approximately 1,474,830 shares of West Fraser, representing approximately 2.1% of the issued and outstanding shares of West Fraser, have entered into support agreements with Norbord pursuant to which they have agreed to vote their shares of West Fraser in favour of the Transaction.

Management and Board of Directors

West Fraser will continue to be led by Raymond Ferris as President and Chief Executive Officer and Chris Virostek as Chief Financial Officer. Upon completion of the Transaction, Peter Wijnbergen will be appointed President, Engineered Wood, responsible for the company’s OSB, plywood, particleboard, MDF and veneer operations. Sean McLaren, currently West Fraser’s Vice-President, U.S. Lumber, will be appointed President, Solid Wood, responsible for all of the company’s lumber operations.

Hank Ketcham, the current Chair of the board of directors of West Fraser, will continue to serve as the Chair of the board of directors. At closing, two of Norbord’s current independent directors will join the board of directors of West Fraser.

Fairness Opinions and Board Recommendation

TD Securities and Scotiabank have each provided a fairness opinion to the Board of Directors of West Fraser stating that, as of the date of such opinions and based upon and subject to the assumptions, limitations and qualifications stated in such opinions, the consideration to be paid by West Fraser to the shareholders of Norbord is fair, from a financial point of view, to West Fraser. RBC Capital Markets has provided a fairness opinion to the board of directors of Norbord stating that, as of the date of such opinion and based upon and subject to the assumptions, limitations and qualifications stated in such opinion, the consideration under the Transaction is fair from a financial point of view to the shareholders of Norbord.

The West Fraser board of directors and the Norbord board of directors each unanimously approved the Transaction and recommend that their respective shareholders vote in favour of the Transaction.

Committed Credit Facilities

As part of the Transaction, West Fraser: has secured US$1.3 billion (C$850 million and US$650 million) in committed credit facilities (provided by TD Securities as sole underwriter and bookrunner), which are available upon closing and estimated to provide US$1.1 billion in undrawn revolving capacity.

Shareholder Meetings

It is anticipated that the West Fraser Meeting and the Norbord Meeting will both be held in January 2021. The Transaction is expected to close in the first quarter of 2021.

Further information regarding the Transaction will be included in the information circulars that West Fraser and Norbord expect to mail to their respective shareholders in December 2020.

The foregoing description of the Transaction and the Arrangement Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Arrangement Agreement. A copy of the Arrangement Agreement has been filed on West Fraser’s SEDAR profile and is available for viewing at www.sedar.com.

Item 6 Reliance on subsection 7.1(2) of National Instrument 51–102

Not applicable.

Item 7 Omitted Information

N/A

Item 8 Executive Officer

Chris Virostek

Vice-President, Finance and Chief Financial Officer

Telephone: (604) 895-2700

Item 9 Date of Report

November 27, 2020

Cautionary Note Regarding Forward-Looking Statements and Information

Certain of the statements and information in this material change report constitute “forward-looking information” within the meaning of applicable Canadian securities laws. All statements, other than statements of historical fact, are forward-looking statements or information. Forward-looking statements or information in this material change report relate to, among other things:

•	the anticipated completion of the Transaction and timing for such completion;

•	approval of the Transaction by West Fraser and Norbord shareholders;

•	obtaining regulatory approvals and satisfying closing conditions;

•	the listing of West Fraser Shares on the NYSE; and

•	the applicability of the exemption under Section 3(a)(10) of the United States Securities Act of 1933, as amended, to the securities issuable in the Transaction.

These forward-looking statements and information reflect West Fraser and Norbord’s current views with respect to future events and are necessarily based upon a number of assumptions that, while considered reasonable by West Fraser and Norbord, are inherently subject to significant operational, business, economic and regulatory uncertainties and contingencies. West Fraser cautions the reader that forward-looking statements and information involve known and unknown risks, uncertainties and other factors that may cause actual results and developments to differ materially from those expressed or implied by such forward-looking statements or information contained in this material change report and West Fraser has made assumptions and estimates based on or related to many of these factors. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking information are the following:

•	the ability to consummate the Transaction;

•	the ability to obtain requisite regulatory and shareholder approvals;

•	the satisfaction of other conditions to the consummation of the Transaction;

•	changes in general economic, business and political conditions, including changes in the financial markets;

•	changes in applicable laws; and

•	approval by the NYSE for the listing of West Fraser Shares.

Certain of these factors are identified under the caption “Risks Factors” in the Company’s most recent Annual Information Form filed with Canadian securities regulatory authorities. Although West Fraser has attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated, described or intended. Investors are cautioned against undue reliance on forward-looking statements or information. Forward-looking statements and information are designed to help readers understand management’s current views of our near and longer term prospects and may not be appropriate for other purposes. West Fraser does not intend, nor does it assume any obligation to update or revise forward-looking statements or information, whether as a result of new information, changes in assumptions, future events or otherwise, except to the extent required by applicable law.

5